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                                                               EXHIBIT 10.8


               AGREEMENT made this 19th day of May, 1978, between BEAR ISLAND PAPER COMPANY, a Virginia limited partnership having its principal office in Hanover County, Virginia ("Seller") and DOW JONES & COMPANY, Delaware corporation having offices in South Brunswick, New Jersey ("Buyer").

                        W I T N E S S E T H:

               Section 1. Sale and Purchase: Subject to the terms and conditions of this Agreement, Seller undertakes to sell to Buyer and Buyer undertakes to purchase from Seller a minimum of not less than the following amounts (expressed in terms of short tons of 2,000 pounds each) of 29/30 pound basis weight standard web offset white newsprint paper (hereinafter called "newsprint") from the Commencement Date until the expiration of this Agreement:

                Calendar Year          Tons of Newsprint
                -------------          -----------------
                1980                      17,000
                1981                      25,000
                1982 and each             30,000
                 year thereafter

     Notwithstanding the foregoing, if the Commencement Date is
     (i) July 1, 1980, the minimum tonnage for 1980 shall be 15,000 tons, (ii) any subsequent date during 1980, the minimum tonnage for 1980 shall equal 15,000 multiplied by a fraction of which the numerator shall be the number of months remaining in such year commencing with the Commencement Date and the denominator shall be six (6), or
     (iii) any subsequent date, the minimum tonnage for the year in question shall equal the applicable minimum tonnage set forth above multiplied by a fraction of which the numerator shall be the number of months remaining in such year commencing with the Commencement Date and the denominator shall be twelve (12). Buyer agrees, however, to increase the minimum tonnage with respect to any year prior to 1982, up to 30,000 tons per year, to the extent its requirements in such year exceed said minimum tonnage plus the amounts it is then required to purchase under then existing contracts. The term, "Commencement Date" as used herein shall mean the first day of the calendar month following the month in which the newsprint mill which Seller is presently engaged in constructing in Hanover County, Virginia (the "Mill") is capable of producing 8,000 short tons of saleable newsprint per month. Newsprint shall be shipped to and received by Buyer at a substantially uniform rate throughout the year. Except as provided in this Section and in Sections 7 and 16 hereof, Seller and Buyer agree that the minimum quantity of newsprint to be sold and purchased each year will not be reduced by either party during the term of this Agreement. Unless Buyer otherwise consents in writing prior to shipment, Seller shall only supply Buyer hereunder with newsprint produced by the Mill.

               Section 2.  Term:  This Agreement shall
     terminate on the first to occur of December 31, 2000 or the December 31 following the twentieth anniversary of the Commencement Date.

               Section 3. Price: The price per ton to be paid by Buyer shall be the Average Publisher Price per ton for such newsprint (presently $320 for 30 pound basis weight newsprint) in effect at the date title passes to Buyer for shipments of rolls in carload lots, freight allowed or prepaid to destinations within the continental United States east of the Mississippi River designated from time to time by Buyer (hereinafter referred to as the "Basic Price"). If Buyer requires shipment to a destination which is not within the area of the continental United States east of the Mississippi River, freight outside of said area shall be for Buyer's account. The "Average Publisher Price" shall mean the average of the publisher prices publicly quoted from time to time by Bowaters Southern Paper Corp., International Paper Company, and Kimberly-Clark Corporation, or the successor of any such company. If any such company or successor shall cease to publicly quote such prices for any reason, Seller with Buyer's consent (which shall not be unreasonably withheld) shall substitute another, comparable, major newsprint producer. If Buyer elects to purchase newsprint hereunder on a basis other than freight allowed or prepaid, the Basic Price of the newsprint so purchased shall be reduced in the amount of the "Freight Allowance" then in effect. The "Freight Allowance" shall mean an amount equal to $17 per ton increased or decreased, as the case may be, by the percentage by which the I.C.C. published common carrier rate on newsprint (if Buyer receives by truck), or the published rate charged by the Southern Freight Association on groundwood papers (if Buyer receives by rail), changes between the Commencement Date and the date title passes to Buyer. If at any time Seller charges any other purchaser a freight allowed or prepaid price pursuant to a contract with a term of two or more years which is lower than the Basic Price and affords the Seller a lower net return, f.o.b. the Mill, the Basic Price hereunder will be reduced to equal such lower price.

               Section 4. Upcharges: Seller's price increases (or upcharges) as announced by Seller from time to time and in effect at the date title passes to Buyer shall apply to all variations from newsprint in rolls and all changes from standard basis weight or standard finishes; such announced price increases will be in accordance with the announced increases from time to time in the Average Publisher Price for such newsprint.

               Section 5.  Agency:  Except as to those
     shipments as to which Buyer notifies Seller in writing that Buyer will make shipping arrangements, Buyer authorizes Seller and Seller hereby undertakes, without cost to Buyer, to route all shipments hereunder and determine the carrier and obtain insurance coverage with respect to newsprint in transit from the Mill to the destinations specified by Buyer.

               Section 6.  Title:  Title to newsprint shall
     pass to Buyer upon the loading on a car or truck at the Mill consigned to Buyer or to the order of Buyer.

               Section 7.  Specifications:

               (a)  The basis weight of newsprint to be
     delivered hereunder shall be approximately 30 pounds to 500 sheets 24" x 36", without reference to production basis; 2-1/2% over or under such basis weight on individual shipments shall be considered good delivery. Notwithstanding the foregoing, Buyer may require, and Seller shall be obligated to produce and sell to Buyer hereunder, newsprint with a basis weight of 29 pounds or less, to 500 sheets 24" x 36", at a price determined in accordance with Sections 3 and 4 hereof, and the minimum quantity of newsprint to be sold and purchased hereunder shall be decreased proportionately.

               (b) Buyer shall provide Seller by the fifteenth day of each month with complete specifications (expressed in tons) respecting core size, roll widths and diameter for the shipments to be made during the succeeding month; if Seller does not receive such specifications, Seller may deliver in accordance with the specifications last received.

               Section 8.  Cores:  Rolls shall be wound on
     nonreturnable paper cores having three inches inside diameter. Returnable metal tip cores will be furnished at the request of Buyer. Returnable cores will be charged to Buyer on a memo basis at the rate of $1.00 per core which shall be credited to Buyer's account upon their return in good condition, freight prepaid (unless the parties agree to other terms), to the Mill.

               Section 9.  Invoices:  Invoices shall be based
     on the gross weight of rolls on shipment, including paper, wrappings, non-returnable cores and plugs but excluding returnable cores.

               Section 10.  Truckload or Carload Lots:
     Newsprint shall be ordered and shipped in not less than full forty (40) foot truckload lots or fifty (50) foot carload lots.

               Section 11.  Terms of Payment:  Terms of payment
     shall be net cash not later than the-fifteenth day of the month for all newsprint delivered during the previous month.

               Section 12. Interest: Interest at the rate of 1/2 of 1% per annum over the prime rate charged from time to time by Citibank, N.A. in New York City, shall be paid by Buyer on all unpaid amounts from the due date until the date of payment.

               Section 13.  Claims:  In case of any claim,
     other than a transit claim, arising with respect to any shipment under this Agreement, Buyer shall notify Seller thereof in writing fifteen days after the date of discovery by Buyer of the facts giving rise to such claim and the newsprint involved will be held by Buyer for inspection by Seller; if Buyer fails to give such notice, Buyer will be deemed to have waived such claim. If Seller fails to inspect the newsprint involved within fifteen days of receipt of such notice, such claim shall be deemed to be admitted by Seller. Buyer shall notify Seller of any transit claim arising with respect to any shipment hereunder arranged by Seller pursuant to Section 5 hereof and shall appoint Seller as its agent to take all action which may be necessary or advisable to prosecute such claim. Seller undertakes to prosecute any such claim to the best of its ability.

               Section 14.  Special or Consequential Damages:
     Seller shall not in any event be liable for special or consequential damages under this Agreement.

               Section 15.  Newsprint Left on Cores:  No
     allowance shall be made for waste or after delivery of the newsprint to Buyer or for newsprint left on cores.

               Section 16.  Force Majeure:  If and whenever
     Seller's production or delivery of newsprint is prevented, impaired, reduced or restricted by reason of force majeure, strikes, floods, fires, accidents, transportation contingencies, embargoes, or shortages of water, power, labor, necessary materials or supplies, war, acts of God, or the public enemy, riot or civil commotion, compliance with any law, prohibition, restraint, order, direction, request, rule or regulation promulgated by any government, federal, state, or provincial or any subdivision or agency thereof, or by reason of any construction delays or any other cause, whether of a similar or dissimilar nature, beyond its reasonable control, Seller shall first reduce the quantities of newsprint being supplied to The Bato Company, Inc. ("Bato"), and all entities controlled by or under common control with Bato, and, after such quantities being supplied to Bato and all such entities are reduced to zero, Seller may without liability reduce the quantity herein specified in proportion to the reduction or restriction upon Seller's production for or delivery to purchasers other than Bato and such entities. If due to any cause described in the foregoing sentence, or due to any reduction in Buyer's requirements for newsprint resulting from decreased consumption, Buyer's ability to accept or utilize newsprint is prevented, impaired, reduced or restricted, then Buyer may without liability reduce the quantity herein specified to be purchased in proportion to the reduction or restriction upon Buyer's ability to accept or utilize newsprint, provided that, before Buyer may reduce the quantity herein specified, it must first reduce its purchases of newsprint from its other suppliers to the extent its contracts with such suppliers permit. In any such case, the newsprint which Seller is unable to produce or deliver or which Buyer is unable to accept or utilize shall be eliminated from this Agreement with respect to the year in which such reduction occurs and the parties hereto shall be relieved of all liability with respect thereto. Notwithstanding the foregoing, Buyer agrees to accept shipments in transit when any of the foregoing events occurs.

               Section 17.  Default:  If and whenever Buyer
     shall fail to pay any amount when due under this Agreement or subject to Section 16, shall fail to fulfill any other provision of this Agreement, Seller at its option may, while such default continues, make deliveries subject to payment in advance of shipment, or suspend deliveries under this Agreement, and if such failure or default continues for thirty (30) days after written notice thereof Seller may, at its option (whether or not deliveries have been previously suspended), terminate this Agreement without incurring any liability for any losses or damages which may result from any such suspension or cancellation, without prejudice to Seller's right to recover all amounts remaining unpaid under this Agreement and to recover all damages sustained by Seller by reason of such failure or default.

               Section 18. No Waiver: Any condoning, excusing or overlooking of any default, breach or non-observance by any party at any time or times in respect of any term or condition of this Agreement shall not operate as a waiver of the rights hereunder of such party in respect of any subsequent default, breach or non-observance.

               Section 19.  General:

               (a) All amounts referred to in this Agreement are expressed in United States funds.

               (b) Neither of the parties hereto shall have the right to assign any of its rights or obligations under this Agreement to any other party without the prior written consent of the other party hereto, except that Buyer may assign this Agreement to any corporation controlling, controlled by, or under common control with, Buyer, and Seller may assign his Agreement to any person, corporation, partnership or other entity succeeding to the ownership of the Mill.

               (c) Any notice pursuant to this Agreement shall be delivered personally or sent by registered mail, addressed as follows (or at such other address as either party may notify the other of in writing for such purpose):

               To Seller:  Bear Island Paper Company
                           c/o Brant-Allen Industries, Inc.
                           80 Field Point Road
                           Greenwich, Connecticut  06830

               To Buyer:   Dow Jones & Company., Inc,
                           P.O. Box 300
                           Princeton, New Jersey  08540
                           Attention:  George Flynn

     and shall be deemed to have been received upon delivery or, if mailed five (5) business days after having been mailed. Each party shall give prompt notice to the other of a change of address.

               (d)  This Agreement shall be interpreted and
     construed in accordance with the laws of the State of Virginia.

               IN WITNESS WHEREOF this Agreement has been executed on the date first written above.



                             BEAR ISLAND PAPER COMPANY
                             By BRANT-ALLEN INDUSTRIES, INC.,
                               General Partner

                             By /s/ Peter M. Brant
                                _____________________________
                                Name:  Peter M. Brant
                                Title:  PRESIDENT

                             DOW JONES & COMPANY, INC.

                             By /s/ George W. Flynn
                                _____________________________
                                Name:  George W. Flynn
                                Title:  VICE PRESIDENT